Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Elastic N.V.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value 0.01 euros per share, reserved for issuance under the 2012 Stock Option Plan	Rule 457(c) and Rule 457(h)	5,276,744(2)	$82.24(3)	$433,959,426.56	0.0001531	$66,439.19
Total Offering Amounts					$433,959,426.56		$66,439.19
Total Fee Offsets(4)							—
Net Fee Due							$66,439.19

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional ordinary shares of the Registrant (“Ordinary Shares”) that become issuable under the Elastic N.V. Amended and Restated 2012 Stock Option Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding ordinary shares.
(2)	Reflects an automatic increase to the number of Ordinary Shares reserved for issuance for future awards under the 2012 Plan, which annual increase is provided for in the 2012 Plan.
(3)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $82.24 per share, which is the average of the high and low prices of the Ordinary Shares, as reported on the New York Stock Exchange on June 3, 2025.

(4)	The Registrant does not have any fee offsets.